Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES SECOND QUARTER RESULTS
Earnings Call to be held 8:30 am ET on Friday, August 6, 2021
DALLAS, TX (August 5, 2021) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or "TPL") today announced its financial and operating results for the second quarter of 2021.
“We achieved strong operating results across our core business lines, driven by improved commodity prices and steady development activity throughout the Permian Basin,” said Tyler Glover, President and Chief Executive Officer of the Company. “Having maintained a strong balance sheet during the uncertainty of the last eighteen months, we are now well positioned to capitalize on today’s commodity prices and the highly productive Permian Basin acreage that underpins our royalties. Our high-margin business profile, low capital spending needs, and pristine balance sheet provide us flexibility to choose between multiple capital allocation and investment strategies to provide superior shareholder value creation.”

Second Quarter 2021 Highlights
•Net income of $57.0 million, or $7.36 per Common Share

•Revenues of $95.9 million

•EBITDA of $75.5 million and adjusted EBITDA of $80.3 million (1)

•Cash flows from operating activities of $44.1 million

•Quarterly cash dividend of $2.75 per Common Share paid on June 15, 2021

Year-to-Date 2021 Highlights
•Net income of $107.1 million, or $13.81 per Common Share

•Revenues of $180.1 million

•EBITDA of $141.4 million and adjusted EBITDA of $150.1 million (1)

•Cash flows from operating activities of $96.5 million

•Total cash dividends of $5.50 per Common Share paid through June 30, 2021

•Completed corporate reorganization from a business trust to a Delaware corporation effective January 11, 2021 (the "Corporate Reorganization").

(1) Reconciliations of Non-GAAP measures are provided in the tables below.

Financial Results for the Second Quarter of 2021

The Company reported net income of $57.0 million for the second quarter ended June 30, 2021, an increase of 106.8% compared to net income of $27.6 million for the second quarter ended June 30, 2020.

Our total revenues increased $38.6 million for the second quarter of 2021 compared to the same period of 2020, largely driven by the $37.7 million increase in oil and gas royalty revenue. Our share of production was approximately 16.4 thousand barrels of oil equivalent ("Boe") per day for the second quarter of 2021 compared to 15.7 thousand Boe per day for the same period of 2020. The average realized price was $40.83 per Boe for the second quarter of 2021, compared to $15.02 per Boe for the comparable period of 2020. Water sales and produced water royalties increased $4.1 million and $2.3 million, respectively, for the second quarter of 2021 compared to the second quarter of 2020. The increase in water sales for the second quarter of 2021 compared to the same period of 2020 is principally due to a 70.8% increase in the number of barrels of sourced and treated water sold. These increases in revenue were partially offset by easements and other surface-related income, which decreased $2.7 million for the second quarter of 2021 compared to the same period of 2020. These revenue streams are directly impacted by development and operating decisions in the Permian Basin made by our customers and commodity prices, among other factors.

Our total operating expenses of $24.7 million for the second quarter of 2021 increased approximately $2.1 million compared to the same period of 2020. Operating expenses for the second quarter of 2021 included approximately $4.7 million of expense related to severance costs. This increase was partially offset by a $2.7 million decrease in land sales expenses for the second quarter of 2021 compared to the same period of 2020.

Financial Results for the Six Months Ended June 30, 2021

The Company reported net income of $107.1 million for the six months ended June 30, 2021, an increase of 26.0% compared to net income of $85.0 million for the six months ended June 30, 2020.

Our total revenues increased $26.2 million for the six months ended June 30, 2021 compared to the same period of 2020, largely driven by the $44.9 million increase in oil and gas royalty revenue. Our share of production was approximately 16.4 thousand Boe per day for the six months ended June 30, 2021 compared to 16.2 thousand Boe per day for the same period of 2020. The average realized price was $37.94 per Boe for the six months ended June 30, 2021, compared to $22.38 per Boe for the comparable period of 2020. Water sales and easements and other surface-related income decreased $10.0 million and $7.4 million, respectively, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The $10.0 million decrease in water sales for the six months ended June 30, 2021 compared to 2020 is principally due to a 16.5% decrease in the number of barrels of sourced and treated water sold. These revenue streams are directly impacted by development and operating decisions made by our customers and vary as the pace of development and oil demand varies.

Our total operating expenses of $46.8 million for the six months ended June 30, 2021 decreased approximately $1.8 million compared to the same period of 2020. The decrease was principally due to a $2.7 million decrease in land sales expenses and a $2.1 million decrease in water service-related expenses primarily related to decreased equipment rental, fuel and ongoing cost savings measures. Additionally, legal and professional fees decreased $1.6 million as the Corporate Reorganization was completed in January 2021. These decreases were partially offset by increased salaries and related employee expenses which, for the six months ended June 30, 2021, included $6.7 million of expense related to severance costs.

COVID-19 Pandemic and Impact of Increased Supply by OPEC+

The uncertainty caused by the global spread of COVID-19 commencing in 2020, among other factors, led to a significant reduction in global demand and prices for oil. These events generally led to production curtailments and capital investment reductions by the operators of the oil and gas wells to which the Company’s royalty interests relate. This slowdown in well development has negatively affected the Company’s business and operations for 2020 and 2021. More recently, development activity has also been impacted by shortages in labor and certain equipment as well as escalating costs. With current oil, natural gas, and NGL prices broadly higher than the comparable period in 2020, development activities in the Permian Basin have rebounded from the lows in 2020, and producer activity has improved, albeit at a pace still below pre-pandemic levels. Future production and development activity will continue to be influenced by changes in commodity prices and by the evolving economic and health impact of COVID-19.

Though the global spread of COVID-19 and the associated economic impact are still uncertain, COVID-19 containment measures have eased in certain regions globally, and as a result, demand for oil and gas has begun to recover. However, given recent increases in COVID-19 cases, any additional shut-downs could impact this recovery. In addition, oil prices in 2021 have been supported by oil supply cuts by the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (collectively referred to as “OPEC+”).

Oil prices will continue to be impacted by global oil demand trends, particularly with COVID-19 and potential containment measures, and the oil market support provided by OPEC+. Although our revenues are directly and indirectly impacted by changes in oil prices, we believe our royalty interests (which require no capital expenditures or operating expense burden for well development), strong balance sheet, and liquidity position will help us navigate through potential oil price volatility.

In 2020, we implemented certain cost reduction measures to manage costs with an initial focus on negotiating price reductions and discounts with certain vendors and reducing our usage of independent contract service providers. In 2021, we continue to identify additional cost reduction opportunities. As part of our longer-term water business strategy, we have invested in electrifying our water sourcing infrastructure. The use of electricity instead of fuel-powered generators to source and transport water is anticipated to reduce our dependence on fuel, equipment rentals and repairs and maintenance. Additionally, our investment in automation has allowed us to curtail our reliance on independent contract service providers to support our field operations.

Our business model and disciplined approach to capital resource allocation have helped us maintain our strong financial position while navigating the uncertainty of the current environment. Further, we continue to prioritize maintaining a safe and healthy work environment for our employees. Our information technology infrastructure allowed our corporate employees to transition to a remote work environment in March 2020 and we were able to deploy additional safety and sanitation measures for our field employees. As vaccination rates in the United States have risen, we have taken a phased-in approach to returning employees to the office and continue to monitor guidance provided by the Centers for Disease Control and Prevention as new information becomes available. We continue to provide safety and sanitation measures for all employees and maintain communication with employees regarding any concerns they may have during the transition.

Quarterly Dividend Declared

On August 3, 2021, our board of directors declared a quarterly cash dividend of $2.75 per share payable on September 15, 2021 to stockholders of record at the close of business on September 8, 2021.

Stock Repurchase Program

In May 2021, our board of directors approved a stock repurchase program to purchase up to an aggregate of $20.0 million of shares of our outstanding common stock. In connection with the stock repurchase program, the Company entered into a Rule 10b5-1 trading plan that generally permits the Company to repurchase shares at times when it might otherwise be prevented from doing so under securities laws. The stock repurchase program will expire on December 31, 2021 unless otherwise modified or earlier terminated by our board of directors at any time in its sole discretion. Repurchased shares will be held in treasury. The Company repurchased $2.5 million of shares during the six months ended June 30, 2021.

Conference Call and Webcast Information

The Company will hold a conference call on Friday, August 6, 2021 at 8:30 a.m. Eastern Time to discuss second quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at www.texaspacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13721185. The telephone replay will be available starting shortly after the call through August 20, 2021.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at www.texaspacific.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: an inability to achieve some or all of the expected benefits of the Corporate Reorganization and distribution; potential adverse reactions or changes to business relationships resulting from the completion of the Corporate Reorganization; the potential impacts of COVID-19 on the global and U.S. economies as well as on TPL’s financial condition and business operations; the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with TPL and the Corporate Reorganization are also more fully discussed in a Current Report on Form 8-K filed by TPL with the Securities and Exchange Commission ("SEC") on December 31, 2020, which includes an information statement describing the Corporate Reorganization and the distribution in more detail. You can access TPL’s filings with the SEC through the SEC website at www.sec.gov and TPL strongly encourages you to do so. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:

Investor Relations
IR@TexasPacific.com

FINANCIAL AND OPERATIONAL RESULTS
(dollars in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Our share of production volumes(1):
Oil (MBbls)	683	700	1,328	1,423
Natural gas (MMcf)	2,807	2,108	5,516	4,506
NGL (MBbls)	342	379	725	768
Equivalents (MBoe)	1,493	1,430	2,973	2,942
Equivalents per day (MBoe/d)	16.4	15.7	16.4	16.2

Oil and gas royalty revenue:
Oil royalties	$42,577	$16,777	$76,826	$52,683
Natural gas royalties	7,512	1,062	14,872	3,518
NGL royalties	8,115	2,674	16,039	6,672
Total oil and gas royalties	$58,204	$20,513	$107,737	$62,873

Realized prices:
Oil ($/Bbl)	$65.30	$25.09	$60.55	$38.78
Natural gas ($/Mcf)	$2.89	$0.54	$2.91	$0.84
NGL ($/Bbl)	$25.64	$7.63	$23.91	$9.39
Equivalents ($/Boe)	$40.83	$15.02	$37.94	$22.38

(1)	Term	Definition
	Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.
	MBbls	One thousand barrels of crude oil, condensate or NGLs.
	MBoe	One thousand Boe.
	MBoe/d	One thousand Boe per day.
	Mcf	One thousand cubic feet of natural gas.
	MMcf	One million cubic feet of natural gas.
	NGL	Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Oil and gas royalties	$58,204	$20,513	$107,737	$62,873
Produced water royalties	15,458	13,111	28,007	25,617
Water sales	12,473	8,419	25,429	35,386
Easements and other surface-related income	8,977	11,656	18,024	25,417
Land sales	746	3,493	746	4,393
Other operating revenue	74	92	144	192
Total revenues	95,932	57,284	180,087	153,878

Expenses:
Salaries and related employee expenses	13,271	8,937	23,250	19,557
Water service-related expenses	3,551	2,165	6,849	8,945
General and administrative expenses	2,841	2,448	5,647	5,407
Legal and professional fees	1,141	2,610	3,353	4,968
Land sales expenses	—	2,706	—	2,706
Depreciation, depletion and amortization	3,858	3,678	7,696	7,013
Total operating expenses	24,662	22,544	46,795	48,596

Operating income	71,270	34,740	133,292	105,282

Other income, net	406	183	411	1,009
Income before income taxes	71,676	34,923	133,703	106,291
Income tax expense	14,630	7,340	26,605	21,307
Net income	$57,046	$27,583	$107,098	$84,984

Net income per Common Share/Sub-share Certificate — basic and diluted	$7.36	$3.56	$13.81	$10.96

Weighted average number of Common Shares/Sub-share Certificates outstanding	7,755,886	7,756,156	7,756,020	7,756,156

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended June 30,
	2021		2020
Revenues:
Land and resource management:
Oil and gas royalty revenue	$58,204	60%	$20,513	36%
Easements and other surface-related income	8,217	9%	11,499	20%
Land sales and other operating revenue	820	1%	3,585	6%
	67,241	70%	35,597	62%
Water services and operations:
Produced water royalties	15,458	16%	13,111	23%
Water sales	12,473	13%	8,419	15%
Easements and other surface-related income	760	1%	157	—%
	28,691	30%	21,687	38%
Total consolidated revenues	$95,932	100%	$57,284	100%

Net income:
Land and resource management	$45,443	80%	$18,721	68%
Water services and operations	11,603	20%	8,862	32%
Total consolidated net income	$57,046	100%	$27,583	100%

	Six Months Ended June 30,
	2021		2020
Revenues:
Land and resource management:
Oil and gas royalty revenue	$107,737	60%	$62,873	40%
Easements and other surface-related income	16,404	9%	24,797	16%
Land sales and other operating revenue	890	—%	4,585	3%
	125,031	69%	92,255	59%
Water services and operations:
Produced water royalties	28,007	16%	25,617	17%
Water sales	25,429	14%	35,386	24%
Easements and other surface-related income	1,620	1%	620	—%
	55,056	31%	61,623	41%
Total consolidated revenues	$180,087	100%	$153,878	100%

Net income:
Land and resource management	$84,956	79%	$57,839	68%
Water services and operations	22,142	21%	27,145	32%
Total consolidated net income	$107,098	100%	$84,984	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the SEC, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We calculate Adjusted EBITDA as EBITDA excluding the impact of certain non-cash, non-recurring and/or unusual, non-operating items, including, but not limited to: proxy and conversion costs and severance costs. We have presented EBITDA and Adjusted EBITDA because we believe that both are useful supplements to net income as indicators of operating performance.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$57,046	$27,583	$107,098	$84,984
Add:
Income tax expense	14,630	7,340	26,605	21,307
Depreciation, depletion and amortization	3,858	3,678	7,696	7,013
EBITDA	75,534	38,601	141,399	113,304
Add:
Proxy and conversion costs	53	1,986	2,026	2,327
Severance costs	4,680	—	6,680	—
Adjusted EBITDA	$80,267	$40,587	$150,105	$115,631